Exhibit 4.77

This is an English Translation

Spousal Consent Letter

I, Lie Deng He (ID No: ), as the legal spouse of Zhengyu Chen (ID No: ), hereby unconditionally agree that the equity interests of Beijing Star World Technology Company Limited , owned by and registered under name of my spouse, is disposed in accordance with the arrangements under Loan Agreement, Equity, Equity Disposition Agreement and Equity Pledge Agreement dated as of April 26, 2012 and other supplementary agreements to be signed from time to time.

I further guarantee not to take any action at any time with an intention conflicting against the above-identified arrangements, including making a claim to court or other competent authorities that such equity interests constitute the property or community property between my spouse and me. I, unconditionally and irrevocably, hereby waive any and all rights or benefits granted to me with relation to such equity interests under applicable laws and confirm that in no event such equity interests constitute any community property between my spouse and me.

Name of the Spouse:	/s/ Lie Deng
Lie Deng
ID No:
Date	April 26, 2012

Witness:

/s/ Mingzhe Zhou

_______________________

Mingzhe Zhou

/s/ Qiuhua Xu

_______________________

Qiuhua Xu